Exhibit 10.48

Superconductor Technologies Inc.

RETIREMENT AGREEMENT

     This Retirement Agreement (the “Agreement”) is made and entered into as of February 17, 2005, by and between Superconductor Technologies Inc., a Delaware corporation (the “Company”), and M. Peter Thomas, an individual (the “Executive”), with reference to the following facts:

     A. Executive desires to retire from his employment as President and Chief Executive Officer of the Company and his position as a member of the Board of Directors.

     B. The Company desires that Executive (i) remain in his present position until certain tasks are completed, (ii) assist with the smooth transition of his duties to a successor and (iii) provide consulting services from time to time to his successor.

     C. The Company desires to retain Executive, and Executive desires to be retained, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Retirement and Transition. Executive will not retire and will remain in his current position until (a) a successor to Executive is hired and starts full-time employment at the Company and (b) the Company files its 2004 Annual Report on Form 10-K with the Securities and Exchange Commission. Executive will retire effective the end of business on the date on which both of these tasks are completed (the “Retirement Date”). The Company and Executive will both use reasonable efforts to complete such tasks on or before March 15, 2005. The Company reserves the right in its sole discretion to waive these conditions and accelerate the Retirement Date. The Company will have sole discretion over the selection of a successor, and Executive will work in good faith to prepare for and effect a smooth transition of his responsibilities to the successor.

     2. Consulting Term. The Company agrees to retain Executive, and Executive agrees to provide services to the Company, on the terms set forth in this Agreement for a period commencing as of the Retirement Date and terminating on the first anniversary of the Retirement Date (the “Consulting Term”).

     3. Consulting Duties. During the Consulting Term, Executive will render such consulting and other services to the Company, consistent with his experience and background and subject to his other business commitments, as may be reasonably requested from time to time by the Company during the Consulting Term. Executive shall devote up to a maximum of (a) 20 hours per month during the first three (3) months of the Consulting Term and (b) 10 hours per month thereafter during the remainder of the Consulting Term. Executive will attend meetings in person at the Company’s offices if reasonably requested but may otherwise render all services during the Consulting Term from his home or other personal office.

     4. Compensation and Expenses. Prior to the Retirement Date, the Company will continue compensating Executive at his current base salary of $350,155 per year. Executive will receive his cash bonus for services rendered during 2004 in an amount to be determined by the Company’s Compensation Committee in the normal course of its work in the awarding of bonuses to the executive officers. During the Consulting Term, the Company will compensative Executive at the same rate as his current base salary in accordance with the Company’s normal payroll practices and subject to any required withholding or deductions. Executive will not receive any equity, bonus or other compensation for the Consulting Term beyond the cash compensation and benefits expressly set forth in this Agreement. The Company will reimburse Executive for reasonable travel and other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

     5. Medical Insurance and Other Benefits. The Company will provide for one year following the Retirement Date to Executive and Executive’s spouse and dependents, at the Company’s expense, group health, life and other similar insurance plans substantially comparable to the group health, life and other similar insurance plans in which Executive or such dependents participated on the Retirement Date.

     6. Company Automobile. The Company will at its expense continue to provide Executive with use of the automobile currently in use by him until the end of the Consulting Term.

     7. Stock Options. Effective as of the Retirement Date, all the stock options held by the Executive (a) will immediately vest and become fully exercisable and (b) remain exercisable until the earlier of the fifth (5th) anniversary of the Retirement Date or the normal expiration date of the relevant option. Executive is not eligible for additional stock option grants or any other equity compensation.

     8. Promissory Note. Effective as of the Retirement Date, the Company forgives Executive’s loan under the Promissory Note in accordance with the existing terms of the Promissory Note which were in effect prior to the adoption of the Sarbanes-Oxley Act of 2002.

     9. Effect of Death, Disability or Sale on Consulting Payments. If Executive dies or becomes disabled before the end of the Consulting Term, the Company will make all of the payments required hereunder as if the relationship had not terminated. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company or a similar event that the Board determines, in good faith, would materially alter the structure of the Company or its ownership, this Agreement will survive such event and the Company will continue to make all of the payments required hereunder as if such event had not occurred.

     10. Resignation as an Officer and Director. Executive hereby resigns, effective as of the Retirement Date, as an officer and director of the Company, and all other director or officer positions held with any member of the Company Group.

     11. Covenant-Not-To-Compete During Consulting Term. During the Consulting Term, Executive will not directly or indirectly engage in or assist any activity which is the same as, similar to, or competitive with the Company’s business (other than on behalf of the Company), including, without limitation, whether such engagement or assistance is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), creditor, guarantor, consultant, advisor, agent, sales representative or other participant, in any city or county of the United States.

     12. Confidentiality and Related Matters. Executive reaffirms his obligations under his existing Employee Proprietary Information Agreement with the Company and understands that his obligations under that agreement continue during and after the Consulting Term.

     13. No Disparaging Remarks. Each of the parties agrees not to make disparaging or derogatory comments about the other party, whether to the press, the investment community, stockholders of the Company or otherwise.

     14. Release of Claims.

          14.1 Release of the Company. In consideration of the terms and provisions of this Agreement, Executive agrees that he shall and does hereby forever relieve, release and discharge each person in the Company Group from any and all Claims arising out the employment relationship or Executive’s retirement. This release does not affect Executive’s rights under his stock options, and Executive shall continue to be entitled to indemnification in accordance with the terms of the Company’s Restated Certificate of Incorporation, its Restated Bylaws and the existing Indemnification Agreement between the Company and Executive.

          14.2 Release of Executive. In consideration of the terms and provisions of this Agreement, the Company agrees that it shall and does hereby forever relieve, release and discharge Executive from any and all Claims arising out the employment relationship or Executive’s retirement.

          14.3 Scope. The releases set forth in this Section 14 include, but are not limited to, any and all Claims based on, arising out of, or related to Executive’s employment relationship with the Company (or any and all facts in any manner arising out of, related to or connected with such employment relationship) or Executive’s retirement from his employment with the Company under the terms of this Agreement. Without limiting the generality of the foregoing, Claims released hereunder shall encompass and include, but are not limited to, any Claims arising from rights under federal, state, or local laws relating to the prohibition of discrimination on the basis of race, national origin, sex, religion, age, marital status, handicap, ancestry, sexual orientation, or any other protected classification, and any and all Claims arising under common law, including, but not limited to, common law Claims for breach of contract, breach of the implied covenant of good faith and fair dealing, wrongful termination, discrimination, tortious interference with contract or with current or prospective economic advantage, fraud, deceit, misrepresentation, violation of public policy, breach of privacy, defamation, infliction of emotional distress, loss of consortium, breach of fiduciary duty, Claims arising from any alleged breach of any alleged employment or other agreement, or any other common law Claim of any kind whatsoever.

          14.4 Acknowledgement and Effect of Waiver. The parties understand and acknowledge that (a) this Agreement constitutes a voluntary waiver of any and all Claims each has against the other, (b) Executive has waived any and all Claims pursuant to this Agreement in exchange for consideration, the value of which exceeds payments or remuneration to which he was already entitled, and (c) each party has had an opportunity to consult with an attorney concerning this Agreement before executing it.

          14.5 Federal Age Discrimination Waiver. Since Executive is 40 years of age or older:

•	Executive is entitled to review this Agreement for 21 days before signing it, but Executive may sign and return it earlier if he desires.

•	Executive is encouraged to consult with an attorney of his choosing prior to executing this Agreement.

•	This Agreement will not become enforceable until seven days following its execution and delivery by Executive, and Executive will have the right to revoke this Agreement by giving the Company written notice of revocation during that seven-day time period.

          14.6 Waiver of Unknown Claims. The Company and Executive waive any and all rights that either may have under Section 1542 of the Civil Code of California, as well as the provisions of all similar statutes or similar principles of common law of California, of the United States, or of the other states of the United States. Section 1542 of the Civil Code of the State of California provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

          14.7 Filing of Claims. Executive promises not to file any litigation or arbitration Claim against any person in the Company Group relating to Executive’s employment with the Company or his retirement. The Company promises not file any litigation or arbitration Claim against Executive relating to Executive’s employment with the Company or his retirement.

     15. Certain Definitions.

          15.1 “Claims” means any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, and expenses (including, but not limited to, attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil, criminal or administrative claim, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed.

          15.2 “Company Group” means the Company and its subsidiaries, together with their respective successors, assigns, officers, directors, agents, employees, representatives, attorneys and shareholders.

          15.3 “Consulting Term” has the meaning set forth in Section 2.

          15.4 “Employment Agreement” means the Employment Agreement between Company and Executive dated January 1, 2001, as subsequently modified by the actions of the Company’s Compensation Committee for annual increases in Executive’s base salary.

          15.5 “Promissory Note” means the Promissory Note issued by Executive in favor of the Company dated April 2001 in the principal amount of $150,000.

          15.6 “Retirement Date” has the meaning set forth in Section 1.

     16. General.

          16.1 Complete Agreement. This Agreement and any agreements or documents referred to herein or executed contemporaneously herewith constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all prior written or oral agreements, representations and warranties with respect to the subject matter hereof. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms, conditions or covenants hereof may be waived, only by a written instrument executed by both parties to this Agreement, or in the case of a waiver, by the party waiving compliance.

          16.2 Notices. Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, facsimile, telegram, or certified mail (or, if certified mail is not available, then by first class mail), postage prepaid, (a) to the Company at its principal place of business, (b) to You at your last home address in the employee records of the Company or (c) such other address as may be designated from time to time by the relevant party. Any notice sent by certified mail shall be deemed to have been given three (3) days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

          16.3 Arbitration of Disputes. If Executive and the Company cannot resolve a dispute (whether arising in contract or tort or any other legal theory, whether based on federal, state or local statute or common law and regardless of the identities of any other defendants) that in any way relates to or arises out of this Agreement, Executive’s retirement from the Company, or (without limiting the generality of any other Section herein) Executive’s past employment with the Company, then such dispute shall be settled by arbitration in Los Angeles, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Company will pay the fees and costs of the arbitrator.

          16.4 Attorneys’ Fees for Executive. If any litigation or arbitration is commenced (including any proceedings in a bankruptcy court) between the parties concerning any provision of this Agreement and Executive is the prevailing party in such proceeding, the Executive shall be entitled, in addition to such other relief as may be granted, to recover his attorneys’ reasonable fees and costs incurred by reason of such litigation or arbitration. The prevailing party shall be determined by the court or arbitrator based upon an assessment of which party’s major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues.

          16.5 Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

          16.6 Counterparts and Facsimile. This Agreement may be executed in multiple counterparts and by facsimile.

*** [NEXT PAGE IS SIGNATURE PAGE] ***

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

“Executive”	“Company”

SUPERCONDUCTOR TECHNOLOGIES INC.

M. Peter Thomas	John D. Lockton, Chairman of the Board

Retirement Agt – P. Thomas

S-1